[FOSSIL LOGO]

                2280 North Greenville Avenue, Richardson TX 75082

                             Contact:             Mike Kovar
                                                  Chief Financial Officer
                                                  Fossil, Inc.
                                                  (972) 699-2229

                             Investor Relations:  Allison Malkin
                                                  Integrated Corporate Relations
                                                  (203) 222-9013


             FOSSIL, INC. REPORTS FIRST QUARTER FISCAL 2003 EARNINGS
     - First Quarter Diluted Earnings Per Share of $0.25 Exceeds First Call
                          Consensus Estimate of $0.24
  - Company Reaffirms Fiscal 2003 Diluted EPS Guidance Range of $1.33 to $1.35
    ------------------------------------------------------------------------

Richardson, TX. May 13, 2003 -- Fossil, Inc. (NASDAQ: FOSL) today reported first quarter net sales and earnings for the thirteen-week ("First Quarter") period ended April 5, 2003.

First Quarter Results:

o Net sales increased 18.2% to $169.8 million compared to $143.7 million in 2002;
o Gross profit grew 19.8% to $85.6 million, or 50.4% of sales, compared to $71.5 million, or 49.8% of sales, in the first quarter of 2002;
o Operating income totaled $19.8 million compared to $19.3 million in the first quarter of 2002;
o Net income rose 2.8% to $12.1 million compared to $11.8 million in the first quarter of 2002; and
o Diluted earnings per share totaled $0.25, on 48,247,000 shares outstanding compared to $0.25, on 47,652,000 shares outstanding in the first quarter of 2002.

"Our impressive portfolio of brands continues to resonate well with consumers and allowed us to gain global market share during the quarter," began Mike Kovar, Chief Financial Officer, Fossil, Inc. "Our First Quarter sales results were fueled by strong global gains in FOSSIL and licensed watches, new initiatives such as BURBERRY(R) watches and EMPORIO ARMANI(R) jewelry and a continued benefit from the strong Euro. We were able to match last year's record earnings per share levels, despite challenges stemming from the difficult global economy and increased costs related to investments in new businesses which we expect to be larger sales contributors during the back half of the year."

Total international sales rose 44% during the First Quarter with particular strength from both Europe and the Far East. Sales in Europe rose by 43% (22% on a constant Euro basis) with particular strength in FOSSIL and licensed brand watches and FOSSIL jewelry. Sales from the Company's Far East operations increased 45% with increases throughout all regions and brands. Company-owned retail store sales increased 14% as a result of a 18% increase in the average number of stores opened during the quarter and comp-store sales gains of 1%. First Quarter sales from the Company's domestic watch business increased 1.4%. These sales were impacted by a reduction in expected shipments in the later half of March causing domestic sales of FOSSIL and RELIC watches to decline by 6% and 12%, respectively. Domestic sales of the Company's accessories and sunglass

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

businesses rose 3.3% with particular strength in RELIC handbags. Global sales of new product initiatives, including Swiss-made BURBERRY(R) and ZODIAC watches and EMPORIO ARMANI(R) jewelry, contributed approximately $3.5 million to total First Quarter sales while acquisitions contributed approximately $3.6 million.

Gross profit margin increased 60 basis points to 50.4% in the First Quarter compared to 49.8% in the prior year quarter. The improvement in gross profit margin resulted from a higher mix of international and licensed brand watch sales as a percentage of total sales, the effects of a stronger Euro and a lower mix of accessory sales as a percentage of total sales.

In the First Quarter, operating expenses increased $13.6 million, or 26%, to $65.8 million compared to $52.2 million in the prior year quarter. As a percentage of net sales, operating expenses increased to 38.8% compared to 36.4% in the prior year quarter. Included in First Quarter operating expenses is approximately $3.0 million in additional costs related to the translation impact of a stronger Euro into U.S. dollars and approximately $2.4 million related to operating expenses of companies acquired since the first quarter of 2002. Other operating expense increases include personnel cost, primarily related to supporting new product initiatives; advertising, as a result of higher sales and the Company's plan to increase its marketing expenditures as a percentage of sales; depreciation, as a result of the Company's new Dallas distribution center opening in the second quarter of 2002; and research and development costs related to the Company's technology offerings.

For the First Quarter, increased sales and improved gross profit margins were offset by increases in operating expenses. As a result, the Company's First Quarter operating profit margin decreased to 11.7% of sales compared to 13.4% in the prior year quarter.

Other expense totaled $233,000 in the First Quarter compared to other income of $189,000 in the prior year quarter. This increase in expense is primarily related to approximately $500,000 of legal cost incurred by the Company, as the plaintiff, in a copyright infringement lawsuit.

The Company's effective income tax rate was 38% during the First Quarter compared to 39% in the prior year quarter.

The Company's balance sheet remained strong. At the end of the First Quarter, cash balances increased $45.5 million, or 63.5%, to $117.1 million compared to $71.6 million at April 6, 2002. Accounts receivable of $80.5 million represented an 11.5% increase over the $72.2 million at the end of the prior year quarter. Days sales outstanding decreased three days to 43 days compared to 46 days for the prior year quarter. Inventory at quarter-end was current at $122.2 million, 28.6% above the prior year's inventory of $95.0 million. Inventory increases internationally were in line with sales increases; however, the Company's wholesale inventories in the U.S. increased at a higher rate than sales due to the reduction of planned shipments during March. The Company is comfortable with the valuation of current inventory levels, especially given the non-seasonal nature of its product offerings. Working capital rose $70.6 million to $248.9 million compared to working capital of $178.3 million at the end of prior year quarter.

Mr. Kovar concluded: "We remain excited about our growth prospects in the current year and beyond. Our favorable outlook is based on the power of our portfolio of brands that positions us for continued market share gains coupled with growing infrastructure that supports further diversification and growth. Increasing our confidence over the short term, is our strong international momentum, the favorable reception to our latest product lines, BURBERRY(R), EMPORIO ARMANI(R) jewelry and technology product offerings."

The Company continues to estimate second quarter diluted earnings per share in the range of $0.19 to $0.21, as compared to $0.20 last year and versus the current second quarter First Call consensus estimate of $0.20. The Company also reaffirms its 2003 guidance for diluted earnings per share in the range of $1.33 to $1.35, as compared to diluted earnings per share of $1.22 in fiscal 2002 and the current First Call consensus estimate of $1.32.

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

Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated March 30, 1999.

Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principle offerings include an extensive line of watches sold under the Company's propriety brands FOSSIL, RELIC and ZODIAC as well as licensed brands for some of the most prestigious companies in the world including EMPORIO ARMANI(R), BURBERRY(R), DKNY(R) and DIESEL(R). The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses under the FOSSIL and RELIC brands, jewelry under the FOSSIL and EMPORIO ARMANI(R) brands and FOSSIL apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at www.fossil.com. Additionally, certain product, press release and SEC filing information concerning the Company is available at the website.




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




Consolidated Income Statement       For the 13          For the 13
Data (in 000's):                    Weeks Ended         Weeks Ended
--------------------------------- ------------------- -------------------
                                       April 5,            April 6,
                                         2003                2002
                                         ----                ----
--------------------------------- ------------------- -------------------
Net sales .....................            $ 169,767           $ 143,680
--------------------------------- ------------------- -------------------
Cost of sales ...............                 84,151              72,188
                                            --------           ---------
--------------------------------- ------------------- -------------------
Gross profit ................                 85,616              71,492
--------------------------------- ------------------- -------------------
Selling expenses .........                    51,138              39,756
--------------------------------- ------------------- -------------------
Administrative exp. ....                      14,656              12,472
                                            --------           ---------
--------------------------------- ------------------- -------------------
Operating income .......                      19,822              19,264
--------------------------------- ------------------- -------------------
Interest expense ..........                        4                  85
--------------------------------- ------------------- -------------------
Other inc. (exp.) - net....                    (233)                 189
--------------------------------- ------------------- -------------------
Tax provision .............                    7,442               7,553
                                            --------              ------
--------------------------------- ------------------- -------------------
Net income .................               $  12,143           $  11,815
                                            ========           =========
--------------------------------- ------------------- -------------------
Basic earnings per share......             $    0.26           $    0.26
                                            ========           =========
--------------------------------- ------------------- -------------------
Diluted earnings per share...              $    0.25           $    0.25
                                            ========           =========
--------------------------------- ------------------- -------------------
Weighted average shares
 Outstanding:
--------------------------------- ------------------- -------------------
    Basic                                     46,412              45,510
                                              ======              ======
--------------------------------- ------------------- -------------------
    Diluted                                   48,247              47,652
                                              ======              ======
--------------------------------- ------------------- -------------------

------------------------------------------------------ ------------ ------------

Consolidated Balance Sheet Data (in 000's):              April 5,     April 6,
                                                           2003         2002
                                                           ----         ----
------------------------------------------------------ ------------ ------------
Working capital ...............                          $ 248,859    $ 178,303
------------------------------------------------------ ------------ ------------
Cash, cash equivalents and short-term investments          117,133       71,621
------------------------------------------------------ ------------ ------------
Accounts receivable ........                                80,525       72,190
------------------------------------------------------ ------------ ------------
Inventories ......................                         122,215       95,036
------------------------------------------------------ ------------ ------------
Total assets .....................                         478,893      376,747
------------------------------------------------------ ------------ ------------
Notes payable - current ..                                   2,505          151
------------------------------------------------------ ------------ ------------
Deferred taxes and other long-term
liabilities.........                                        27,482       11,099
------------------------------------------------------ ------------ ------------
Stockholders' equity ......                                349,757      277,959
------------------------------------------------------ ------------ ------------

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